Exhibit 21

SUBSIDIARIES OF SOLO CUP COMPANY

The following is a list of subsidiaries of Solo Cup Company (a Delaware corporation).

Name or Organization	State or Country of Incorporation
Solo Cup Company	Illinois
S Credit Corporation	Illinois
Solo Texas LLC	Texas
P.R. Solo Cup, Inc.	Illinois
Solo Management Company	Illinois
Yugen Kaisha Solo Cup Asia Pacific	Japan
Sanyo Pax Operations Co., Ltd	Japan
Solo Cup Japan Co., Ltd	Japan
Solo Container de Panama, S.A.	Panama
SC Management de Mexico, S. de R. L. de C.V.	Mexico
Solo Cup de Mexico, S. de R.L. de C.V. (2)	Mexico
Solo Cup (Australia) Pty Ltd	Australia
Solo Cup UK Limited	England and Wales
Insulpak Holdings Limited	England and Wales
Solo Cup Europe Limited	England and Wales
SF Holdings Group, Inc.	Delaware
Sweetheart Cup Company Inc.	Delaware
Lily-Canada Holding Corporation	Delaware
Solo Canada Inc. (1)	Canada
Global Cup, S.A. de C.V. (2)	Mexico
Servicios Tanairi, S.A. de C.V. (3)	Mexico
Emerald Lady, Inc.	Delaware
Cupcorp, Inc.	Delaware
Newcup, LLC	Delaware
CEGI (Hong Kong) Limited	Hong Kong

(1)	Effective November 26, 2004, Lily Cups Inc. changed its name to Solo Canada Inc. On February 7, 2005, Solo Canada Inc. changed its name to Solo Cup Canada Inc.
(2)	Effective January 1, 2005, Solo Cup de Mexico, S. de R.L. de C.V. merged into Global Cup, S.A. de C.V. and the combined entity became Solo Cup Mexico, S.A. de C.V.
(3)	Effective February 9, 2005, Servicios Tanairi, S.A. de C.V. changed its name to Global Cup, S.A. de C.V.